Exhibit 99.2

Sartini Gaming, Inc. Consolidated Balance Sheets June 30, 2015 and December 31, 2014 (Dollars in thousands)

Assets	As of June 30, 2015 (Unaudited)	As of December 31, 2014
Current Assets
Cash and cash equivalents	$26,214	$27,022
Accounts and notes receivable, net of allowance for doubtful accounts of $519 and $589, respectively	4,721	4,229
Inventories	2,383	2,703
Prepaid expenses and other	6,487	5,843
Total current assets	39,805	39,797

Property and Equipment, net	72,660	73,636
Goodwill	7,706	7,706
Intangible Assets, net	16,722	18,344
Notes Receivable	813	865
Debt Issuance Costs, net	116	139
Other Assets	861	896
	$138,683	$141,383
Liabilities and Stockholder's Deficit
Current Liabilities
Current maturities of long-term debt	$5,901	$6,409
Accounts payable	8,151	7,965
Accrued payroll and related	1,569	1,626
Accrued interest payable	44	7
Warrant liability	7,804	-
Other accrued liabilities	2,052	2,603
Total current liabilities	25,521	18,610

Long-Term Debt, less current maturities	179,662	181,096
Warrant Liability	-	5,685
Deferred Rent and Asset Retirement Obligations	2,195	2,089
Total liabilities	207,378	207,480

Commitments and Contingencies (Notes 5 and 6)
Stockholder's Deficit
Common stock, no par value; 2,500 shares authorized; 711 shares issued and outstanding	28,803	28,803
Additional paid-in capital	46,330	46,330
Accumulated deficit	(143,828)	(141,230)
Total stockholder's deficit	(68,695)	(66,097)
	$138,683	$141,383

See Notes to Consolidated Financial Statements.

Sartini Gaming, Inc. Consolidated Statements of Operations Six-month Periods Ended June 30, 2015 and 2014 (Unaudited) (Dollars in thousands)

	Six Months Ended June 30,
	2015	2014
Revenues:
Gaming	$127,669	$125,886
Food and beverage	23,413	22,648
Other	4,076	3,726
	155,158	152,260
Promotional allowances	(10,492)	(10,161)
Net revenues	144,666	142,099

Costs and expenses:
Gaming	70,210	68,919
Food and beverage	8,676	8,658
Non-gaming payroll and related	22,807	22,837
Selling, general and administrative	23,747	22,592
Depreciation and amortization	7,015	7,031
Merger expenses	1,284	-
Preopening and business combination expenses	459	512
(Gain) loss on disposal of property and equipment	29	(5)
Total costs and expenses	134,227	130,544
Income from operations	10,439	11,555

Other (expense) income:
Interest expense, net	(10,918)	(10,543)
Loss on extinguishment of debt	-	(4)
Loss on warrant	(2,119)	(3,420)
Total other expense, net	(13,037)	(13,967)
Net loss	$(2,598)	$(2,412)

See Notes to Consolidated Financial Statements.

Sartini Gaming, Inc.

Consolidated Statements of Stockholder's Deficit
Six-month Periods Ended June 30, 2015 and 2014
(Unaudited)
(Dollars in thousands)

			Additional
	Common Stock Issued		Paid-In	Accumulated	Stockholder's
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2013	711	$28,803	$46,330	$(131,965)	$(56,832)
Net loss	-	-	-	(2,412)	(2,412)
Balance, June 30, 2014	711	$28,803	$46,330	$(134,377)	$(59,244)

Balance, December 31, 2014	711	$28,803	$46,330	$(141,230)	$(66,097)
Net loss	-	-	-	(2,598)	(2,598)
Balance, June 30, 2015	711	$28,803	$46,330	$(143,828)	$(68,695)

See Notes to Consolidated Financial Statements.

Sartini Gaming, Inc. Consolidated Statements of Cash Flows Six-month Periods Ended June 30, 2015 and 2014 (Unaudited) (Dollars in thousands)

	Six Months Ended June 30,
	2015	2014
Cash Flows From Operating Activities
Net loss	$(2,598)	$(2,412)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization, including $694 and $450 included in interest expense, respectively	7,709	7,481
Deferred rent and asset retirement obligations	106	(269)
Interest paid-in-kind on long-term debt	685	677
Loss on warrants	2,119	3,420
(Gain) loss on disposal of property and equipment	29	(5)
Changes in working capital components:
Accounts and notes receivable	(492)	(1,132)
Inventories and prepaid expenses and other	(289)	296
Accounts payable and accrued expenses	(385)	589
Net cash provided by operating activities	6,884	8,645

Cash Flows From Investing Activities
Expenditures for property and equipment	(3,266)	(4,027)
Net change in intangible and other assets	35	(617)
Acquisitions of businesses, net of cash acquired	(370)	-
(Disbursements on) collection of notes receivable	52	(61)
Proceeds from sale of property and equipment	-	8
Net cash used in investing activities	(3,549)	(4,697)

Cash Flows From Financing Activities
Proceeds from issuance of long-term debt	800	1,250
Principal payments on long-term debt	(4,943)	(3,791)
Net cash used in financing activities	(4,143)	(2,541)
Net increase (decrease) in cash and cash equivalents	(808)	(150)

Cash and Cash Equivalents, beginning of period	27,022	27,172
Cash and Cash Equivalents, end of period	$26,214	$27,022

Supplemental Disclosure of Cash Payments for Interest	$10,187	$10,887

Supplemental Schedule of Noncash Investing and Financing Activities
Gaming equipment purchased through financing	$245	$383

See Notes to Consolidated Financial Statements.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies

Sartini Gaming, Inc., a Nevada corporation (Sartini), was formed in January 2012 with a contribution from The Blake L. Sartini and Delise F. Sartini Family Trust, its sole shareholder, of all of the outstanding common stock of Golden Gaming, Inc. In February 2012, Sartini formed 77 Golden Gaming, LLC as a wholly owned subsidiary. Also in February 2012, Golden Gaming, Inc. was converted from a corporation to a limited liability company and all of its outstanding membership units were contributed to 77 Golden Gaming, LLC. Sartini and its consolidated subsidiaries are referred to herein collectively as the Company.

The accompanying consolidated financial statements include the accounts of Sartini, 77 Golden Gaming, LLC, and its wholly owned subsidiaries Sartini Synergy Online, LLC and Golden Gaming, LLC (G.G.I.), and G.G.I.’s wholly owned subsidiaries which include:

Golden Tavern Group, LLC (G.T.G.)

Golden Pahrump Nugget, LLC (G.P.N.)

Golden Pahrump Town, LLC (G.P.T.)

Golden Pahrump Lakeside, LLC (G.P.L.)

Golden Tavern Restaurants, LLC

Golden Aviation, LLC

Golden Golf Management, LLC

Golden HRC, LLC

Golden Route Operations LLC (G.R.O.) and its wholly owned subsidiaries:

Market Gaming, LLC

E-T-T, LLC and its wholly owned subsidiaries:

Cardivan, LLC and Corral Country Coin, LLC

G.T.G has more than 50 subsidiaries formed to operate 48 individual taverns in Nevada.

G.R.O. is a gaming machine route operator in Nevada. Operations for G.R.O. involve the installation, operation and service of gaming machines (primarily video poker machines) under space leases and revenue participation agreements with local taverns and convenience stores. Both types of agreements provide G.R.O. with exclusive rights to install gaming machines at such locations and generally require G.R.O. to pay all installation and maintenance expenses related to the operations at each location. G.R.O. pays all applicable taxes under space leases and generally shares such taxes on the same basis as revenues under revenue participation agreements. G.R.O.’s gaming machines are located throughout Nevada.

G.T.G., which operates taverns under various brands throughout Nevada, is one of the largest operators of taverns in the state. G.T.G.’s principal operations include the operating activities of tavern locations in the Las Vegas area under the name PT’s Entertainment (PT’s), which include the brands Sierra Gold, PT’s Gold, PT’s Pub, PT’s Place, and Sean Patricks, and tavern locations in Reno and the surrounding area under the name of Sierra Gold and Sierra Junction. All of the locations operate in a themed bar environment catering to local residents that prefer the smaller, more convenient entertainment option of the Company’s taverns to the larger, full-service hotel casinos. Each G.T.G. location has approximately 15 gaming machines and other non-gaming entertainment devices and amenities.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

G.P.N. operates a casino hotel resort in Pahrump, Nevada which is approximately sixty miles from Las Vegas, Nevada. G.P.T. and G.P.L. operate Gold Town Pahrump and Lakeside Casino and RV Park, respectively, also in Pahrump. Pahrump is an unincorporated town with seasonal tourism, but is primarily a locals market. Between the three properties, gaming operations consist of slot machines, table games, poker room, bingo, and other non-gaming amenities such as cafes, steakhouses, buffets, snack bar, catering, conference centers, and a bowling alley.

Sartini Synergy Online, LLC, Golden Aviation, LLC, Golden Golf Management, LLC, and Golden HRC, LLC are inactive. Golden Tavern Restaurants, LLC provides certain payroll services to G.T.G.

A summary of the Company’s significant accounting policies follows:

Principles of consolidation: The consolidated financial statements include the accounts of Sartini and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant estimates include the fair value of assets and liabilities acquired in business combinations, the useful lives assigned to property and equipment and intangible assets, the fair value of warrants and future cash flows used to determine impairment losses. Actual results could differ from these estimates.

Cash and cash equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash consists primarily of cash in banks and cash on hand in the Company’s vaults and cages, and at slot route locations. At various times during the year, the Company maintained balances at a financial institution in excess of federally insured limits. The Company has not experienced any losses in such accounts.

Accounts and notes receivable: Accounts and notes receivable represent primarily amounts due from third-party locations serviced by G.R.O. and other miscellaneous receivables. The carrying amount of receivables is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. The Company has not historically charged interest on past due accounts receivable. Long-term notes receivable represent unsecured, noninterest-bearing advances due from route customers at the maturity of their route contracts, which average approximately seven years in duration.

Inventories: Inventories are recorded at the lower of cost (first in, first out method) or market, and consist primarily of food, beverage, vending and gift shop items.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

Promotional allowances: Gross revenues include the retail amount of accommodations, food, beverages, and merchandise provided gratuitously to customers. When computing net revenues, the retail value of accommodations, food, beverages, and merchandise provided to customers without charge is deducted from gross revenues as promotional allowances. The estimated retail cost of such complimentary services for room, food, beverages, merchandise, and player points is charged to gaming and selling, general and administrative expense.

Rent expense: Rent is recognized on the straight-line basis over the term of the lease. The amount by which the straight-line amount exceeds the amount of rent actually due is recorded as deferred rent.

Property and equipment: Property and equipment is recorded at cost. Assets that have been placed in service are depreciated on a straight-line basis over their estimated useful lives. Depreciation is computed using the straight-line method over the following estimated useful lives:

Estimated
Life in
Years

Furniture, fixtures and equipment	3-7
Land improvements	10
Building and building improvements	45
Leasehold improvements	1-15

The estimated lives for leasehold improvements are the lesser of economic life or the remainder of the lease term.

Goodwill: Goodwill represents the excess of costs over fair value of assets of the business acquired. Goodwill is not amortized, but rather is assessed for impairment annually or more frequently if circumstances indicate impairment may have occurred. This assessment can be made using either a qualitative or a quantitative approach. The Company performs its annual impairment assessment in the fourth quarter of each year.

The Company uses a two-step process for determining whether goodwill is impaired. If the Company elects to use the quantitative approach, the first step is to compare the fair value of the reporting unit to its carrying value. If the carrying value of the reporting unit exceeds fair value, a second step is followed to calculate the goodwill impairment. If the Company elects to use the qualitative approach, it assesses qualitative factors to determine whether it is more likely than not that goodwill is impaired. Under both the qualitative and the quantitative approaches, the second step involves determining the fair value of the reporting unit and allocating such fair value to the individual assets and liabilities of the reporting unit as if it were a business combination and calculating the implied fair value of goodwill.

Substantially all of the Company’s goodwill is amortizable for tax purposes.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

Intangible assets and other assets: Intangible assets consist primarily of trademarks and other intellectual property, customer relationships, noncompete agreements, and licenses. Customer relationships include the value of purchased route contracts. Amortization of customer relationships related to slot route operations is recorded primarily on an accelerated basis over eight years and is included in depreciation and amortization expense. Customer relationships related to the casino operations are amortized on an accelerated basis over ten to eleven years representing the estimated attrition of preferred customers. Non-compete agreements are amortized on a straight-line basis over one to five years. Trademarks and licenses are amortized on a straight-line basis over ten years.

Impairment: In accordance with the provisions of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 360, Property, Plant, and Equipment, the Company evaluates the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If it is determined that the carrying value of long-lived assets may not be recoverable based upon the relevant facts and circumstances, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the estimated undiscounted future cash flows is less than the carrying value of the asset, the asset is written down to its fair value.

No impairment was recorded during the six-month periods ended June 30, 2015 and 2014.

Modification accounting: The Company evaluates amendments to its debt in accordance with ASC 540-50, Debt – Modifications and Extinguishments, for modification and extinguishment accounting. For debt amendments involving continuing existing lenders, this evaluation includes comparing the net present value of cash flows of the new debt to the old debt to determine if changes greater than 10 percent occurred. In instances where the net present value of future cash flows changed more than 10 percent, the Company applies extinguishment accounting and determines the fair value of its debt based on factors available to the Company. In instances where the change was less than 10 percent, the Company applies modification accounting. For modification accounting, prior unamortized deferred loan costs and debt discounts and any new fees paid to the continuing lender are amortized over the revised term of the debt.

Debt issuance costs: Debt issuance costs consist of loan origination and financing fees paid in connection with long-term debt. These fees are being amortized to interest expense over the life of the long-term debt using the interest method.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

Loyalty programs: The Company provides the Golden Rewards Club Program (the Club) for its customers. Members of the Club earn points based on gaming activity, and such points are redeemable for cash, free play, or complimentary goods and services such as accommodations, food and beverages. Club members may also earn special coupons or awards as determined during marketing promotions. Because redemption of points does not displace a significant number of paying customers and the value of the awards is not significant compared to the original revenue transaction, the Company records revenue for the original transaction and a liability for the value of points earned by Club members. The value of the points is determined by referencing the cash value of points expected to be redeemed for cash or free play and the incremental (departmental) cost of points expected to be redeemed for complimentary goods or services. The liability is reduced by points not expected to be redeemed. The cost of points redeemed for cash is recorded as a reduction of gaming revenue, and the cost of points redeemed for complimentary goods or services is recorded as an operating expense of the gaming department. As of June 30, 2015 and December 31, 2014, the Club liability was approximately $703,000 and $751,000, respectively, and was included in other accrued liabilities on the consolidated balance sheets.

Revenue recognition: Gaming revenue is (a) the net win from gaming activities, which is the difference between gaming wins and losses, less sales incentives and other adjustments and (b) revenue from gaming-related activities such as poker, blackjack, and tournaments. Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. The Company accrues the incremental amount of progressive jackpots as the progressive machine is played and the progressive jackpot amount increases, with a corresponding reduction of gaming revenue.

G.R.O. recognizes gaming revenues from gaming machine route operations, under both space leases and revenue participation arrangements, as the net win from gaming operations. Gaming revenues also include fees charged to route customers for the costs of the Company’s gaming management system and the Club. Revenue participation and space lease payments to route locations are recorded as gaming expenses. The Company estimates and accrues its share of the cash that has not been collected from gaming machines at the end of the year, but that is collected on regularly scheduled collection dates within one week after the end of the year.

Rooms, food, beverage, and merchandise revenues are recognized when goods and services are provided to customers. Other revenue represents revenue from ATM fees, vending machines, and arcade machines. Other revenue is recognized when services are provided to customers.

The Company reports revenues net of sales taxes collected and remitted.

Preopening expenses: Preopening expenses are charged to expense as incurred in accordance with ASC 720, Other Expenses.

Income taxes: Sartini has elected, with its stockholder’s consent, to be taxed under the provision of Sub-chapter S of the Internal Revenue Code. Under this provision, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholder is liable for individual income taxes on the Company's taxable income. Sartini’s subsidiaries are limited liability companies and their income or loss is allocated to their members.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

Management evaluates the Company’s tax positions on an annual basis and has concluded that the Company has taken no uncertain tax positions that require adjustment to the consolidated financial statements to comply with the provisions of this guidance.

Gaming taxes: The Company is subject to taxes based on non-restricted gross gaming revenue and annual and quarterly fees at all locations. These gaming taxes are recorded as an expense within the “Gaming” line item in the accompanying consolidated statements of operations. These taxes totaled approximately $3,389,000 and $3,564,000 for the six-month periods ended June 30, 2015 and 2014, respectively.

Asset retirement obligations: The Company records a liability for the estimated fair value of a required asset retirement obligation (ARO) when such obligation is incurred. The Company’s AROs are primarily associated with leasehold improvements which, at the end of a lease, the Company is contractually obligated to remove in order to comply with the lease agreement. At the inception of a lease with such conditions, the Company records an ARO liability and a corresponding leasehold improvement in an amount equal to the estimated fair value of the obligation. The liability is estimated based on a number of assumptions requiring management’s judgment, including store closing costs, cost inflation rates, and discount rates, and is accreted to its projected future value over time. The capitalized asset is depreciated as a leasehold improvement. Upon satisfaction of the ARO conditions, any difference between the recorded ARO liability and the actual retirement costs incurred is recognized as an operating gain or loss in the consolidated statements of operations.

Fair value of financial instruments: The carrying amounts of cash and cash equivalents, accounts and notes receivable, and accounts payable approximate fair value because of the short-term nature of these instruments. Based on the borrowing rates currently available to the Company for bank loans with similar items and average maturities, the fair value of the Company’s long-term debt approximates its carrying value.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at June 30, 2015 and December 31, 2014.

Fair value measurements: In accordance with ASC 820, Fair Value Measurements, assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

●     Level 1:     Quoted market prices in active markets for identical assets or liabilities.

●     Level 2:     Observable market based inputs or unobservable inputs that are corroborated by market data.

●     Level 3:     Unobservable inputs that are not corroborated by market data.

During the year ended December 31, 2012, the Company issued warrants for the purchase of membership interests of 77 Golden Gaming, LLC, which are measured at fair value on a recurring basis. The fair value of the warrants has been determined under Level 3. At June 30, 2015 and December 31, 2014, the Company did not have any assets or liabilities measured at fair value on a non-recurring basis.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

Recent accounting pronouncements: In April 2014, the FASB issued Accounting Standards Update (ASU) 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changes the criteria for reporting discontinued operations. Under ASU 2014-08, only disposals representing a strategic shift in operations should be presented as discontinued operations. ASU 2014-08 also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. ASU 2014-08 will be effective prospectively for the Company for annual reporting periods beginning after December 15, 2014. The adoption of ASU 2014-08 is not expected to have a material effect on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in accounting principles generally accepted in the United States of America when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. On July 9, 2015, the FASB voted to defer the effective date of ASU 2014-09 by one year and it will be effective for annual reporting periods beginning after December 15, 2018. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on the consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30):

Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The

ASU will be effective for annual reporting periods beginning after December 15, 2015. The adoption of

ASU 2015-03 is not expected to have a material effect on the Company’s consolidated financial statements or disclosures.

In June 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements, which made changes to clarify the Codification, correct unintended application of guidance, and make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice. ASU 2015-10 is not expected to have a material effect on the Company’s consolidated financial statements or disclosures.

In August 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, to address concerns about the complexity of its guidance on measuring inventory. This update does not apply to inventory measured using the last-in, first-out method or the retail inventory method. The ASU applies to all other inventory, which includes inventory measured using the first-in, first-out method or the average cost method. Inventory within the scope of ASU 2015-11 now is required to be measured at the lower of cost and net realizable value. Net realizable value is defined as “the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation.” The ASU will be effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. ASU 2015-11 is not expected to have a material effect on the Company’s consolidated financial statements or disclosures.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

In September 2015, the FASB issued ASU 2015-15, Interest – Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements – Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. In June 2015, the Emerging Issues Task Force (EITF) announced that it would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. This ASU codifies this announcement. ASU 2015-15 is not expected to have a material effect on the Company’s consolidated financial statements or disclosures.

Subsequent events: The Company has evaluated subsequent events through October 14, 2015, the date on which the consolidated financial statements were available for issuance.

Note 2.	Property and Equipment

Property and equipment consists of the following at June 30, 2015 and December 31, 2014

(dollars in thousands):

	2015	2014
Furniture, fixtures and equipment	$103,640	$102,055
Land, land improvements and water rights	26,072	26,072
Building and building improvements	30,696	26,211
Leasehold improvements	41,973	46,702
Construction in process	3,771	2,105
	206,152	203,145
Less accumulated depreciation	(133,492)	(129,509)
Property and equipment, net	$72,660	$73,636

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 3.	Intangible Assets

Intangible assets consist of the following at June 30, 2015 and December 31, 2014

(dollars in thousands):

	2015	2014
Customer relationships	$23,057	$23,057
Trademarks	1,240	1,240
Non-compete	3,624	3,624
Licenses and other	3,045	3,045
	30,966	30,966
Less accumulated amortization	(14,244)	(12,622)
Intangible assets, net	$16,722	$18,344

Total amortization expense related to intangible assets for the periods ended June 30, 2015 and 2014 was approximately $1,623,000 and $2,009,000, respectively.

Amortization expense for each of the five succeeding years and thereafter is expected to be as follows (dollars in thousands):

Years ending June 30,

2016	$3,143
2017	2,867
2018	2,409
2019	2,049
2020	1,899
Thereafter	4,355
$16,722

Note 4.	Long-Term Debt

Long-term debt consists of the following at June 30, 2015 and December 31, 2014 (dollars in thousands):

	2015	2014
First lien loans, net of unamortized discount, 2015, $655; 2014, $759	$73,345	$75,241
Second lien loans, net of unamortized discount, 2015, $4,127; 2014, $4,695	105,323	104,070
Revolving credit facility	3,200	2,100
Business combination obligations	1,700	3,068
Notes issued in connection with legal settlement	461	754
Other	1,534	2,272
	185,563	187,505
Less current maturities	(5,901)	(6,409)
Long-Term Debt, less current maturities	$179,662	$181,096

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 4.	Long-Term Debt (Continued)

During the year ended December 31, 2013, the Company entered into a new first lien credit agreement that provided for a $40,000,000 Term A loan, a $40,000,000 Term B loan, and a $5,000,000 revolving credit facility. The Term A loan was repayable in quarterly principal installments of $1,000,000 with the balance due September 16, 2018, which was also the maturity date of the Term B loan and revolving credit facility. The Company also amended its second lien credit agreement to increase the loan to $107,000,000 and adjust the maturity date to March 16, 2019. The credit agreements also provided for additional mandatory prepayments based on “Excess Cash Flow” as defined in each agreement. The first lien secured term loans and revolving credit facility provided for interest at a Base Rate or the LIBOR Rate plus applicable margins. For the Term A loan and the revolving credit facility, the applicable margins as of June 30, 2015 were 2.25 percent for Base Rate Loans and 3.25 percent for LIBOR Rate Loans. For the Term B loan, the applicable margins as of June 30, 2015 were 5.5 percent for Base Rate Loans and 6.5 percent for LIBOR Rate Loans. Interest on the second lien secured term loan was payable monthly at 13.25 percent plus 1.25 percent payment-in-kind (PIK interest), subject to adjustment if on or after June 30, 2014, the ratio of First Lien Debt to EBITDA ratio, as defined, was greater than 2.75:1.00. The effective interest rate for the revolving credit facility and the Term A and Term B loans was 4.00 percent, 4.00 percent, and 7.25 percent, respectively, at both June 30, 2015 and December 31, 2014. Both facilities are collateralized by substantially all assets of the Company. Subsequent to June 30, 2015, the indebtedness under the credit agreements was repaid and discharged. See Note 8.

During the year ended December 31, 2013, the Company incurred approximately $5,292,000 of fees in connection with the refinancing of its indebtedness, of which $1,035,000 was capitalized as debt issuance costs, and $3,367,000 was recorded as a discount on the second lien loan.

In connection with two business combinations during the year ended December 31, 2014 described in Note 7, the Company recorded an obligation under a Revenue Sharing Agreement which is described in Note 7 and issued two promissory notes to the sellers. One note, in the original amount of $1,250,000, requires six monthly payments of $125,000 through July 2014, and thereafter, six monthly payments of $83,333, including interest at 0.3 percent. The note is unsecured. The other note, in the original amount of $1,500,000, requires principal payments of $250,000 in September 2015 and 2016 with a final payment of $1,000,000 in September 2017, plus interest at the one month LIBOR plus 3 percent. The note is collateralized by the assets acquired in the business combination.

During the year ended December 31, 2013, the Company settled certain litigation for $3,300,000, of which $300,000 was paid in cash with the balance due in monthly installments of $71,667 through April 2015, and $21,667 thereafter through June 2017. The obligation is non-interest bearing but has been discounted at 12 percent. The discounted settlement was $2,709,159 which was charged to selling, general, and administrative expenses.

Other long-term debt consists primarily of gaming equipment obligations that bear interest at rates ranging from 0 percent to 8.5 percent.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 4.	Long-Term Debt (Continued)

Scheduled maturities of long-term debt as of June 30, 2015 were as follows (dollars in thousands):

Years ending June 30,

2016	$5,901
2017	4,924
2018	36,255
2019	143,131
2020	134
$190,345

Note 5.	Warrants

In February 2012, 77 Golden Gaming, LLC issued to the Company’s second lien lenders detachable warrants for the purchase of 11,110 membership interests of 77 Golden Gaming, LLC at an exercise price of $.01 per membership interest. As of June 30, 2015, 77 Golden Gaming, LLC had 88,890 membership interests outstanding. The warrants were scheduled to expire in February 2022 and contained certain anti-dilutive provisions. The lenders had the right to require 77 Golden Gaming, LLC to redeem 75 percent of the outstanding warrants upon the occurrence of a Trigger Event, defined as the occurrence of the (a) maturity of the warrants, (b) acceleration under the Company’s second lien credit agreement, (c) certain refinancing or repayment of debt, or (d) a Liquidity Event, as defined in the warrant. The repurchase value of the warrants was based on terms specified in the warrant. Upon a Trigger Event, the repurchase value was equal to the greater of (a) seven times twelve month trailing EBITDA of the Company less Outstanding Indebtedness or (b) the fair market value of the membership interests, without discounts, determined by an independent investment bank. Upon a Liquidity Event, the repurchase value was based on the transaction consideration in connection with the Liquidity Event.

The $432,000 estimated fair value of the warrants at the time of issuance was accounted for as a discount on the second lien loans.

In September 2014, one of the warrant holders exercised its right to require the repurchase of a warrant for the purchase of 1,111 member interests for $377,528. The estimated fair value of the warrants outstanding at June 30, 2015 and December 31, 2014 was $7,804,000 and $5,685,000, respectively. Fair value at June 30, 2014 was determined based on applying a multiple of trailing EBITDA less outstanding indebtedness with a discount for lack of marketability. Fair value at June 30, 2015 approximates the amount at which the warrants were redeemed on July 31, 2015. Subsequent to June 30, 2015, all remaining outstanding 77 Golden Gaming LLC warrants were repurchased and canceled. See Note 8.

Note 6.	Commitments and Contingencies

Leases: The Company leases buildings, land and parking lot space, and equipment and vehicles under noncancelable operating leases. The original terms of the leases range from 1 to 15 years with various renewal options from 1 to 15 years. Operating lease rental expense, which is calculated on a straight-line basis, was approximately $5,000,000 and $4,000,000 for the six-month periods ended June 30, 2015 and 2014, respectively. The Company has operating leases with affiliated companies for certain of its tavern locations and its office building. The leases expire between July 2015 and July 2025. The office building lease was renewed in June 2015 for ten years effective August 2015 through July 2025. Monthly payments for this office lease are approximately $100,000. The Company paid approximately $1,263,000 and $1,646,000 to affiliates for the six-month periods ended June 30, 2015 and 2014, respectively.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 6.	Commitments and Contingencies (Continued)

Future minimum rentals under noncancelable operating leases are as follows (dollars in thousands):

Years ending June 30,	Office Building	Equipment	Tavern Locations	Total

2016	$1,419	$1,451	$8,750	$11,620
2017	1,219	472	8,178	9,869
2018	1,199	64	6,475	7,738
2019	1,199	11	5,262	6,472
2020	1,199	3	4,784	5,986
Thereafter	6,096	-	29,132	35,228
	$12,331	$2,001	$62,581	$76,913

The total minimum rentals for tavern locations include rentals payable to related parties totaling approximately $7,700,000.

Gaming regulations: The Company’s operations are subject to the licensing and regulatory requirements of the Nevada State Gaming Control Board and the Nevada Gaming Commission. The Company’s gaming licenses are subject to certain conditions and periodic renewal. Management believes that the conditions will continue to be satisfied and that subsequent license renewals will be granted.

Litigation: The Company is involved in litigation from time to time arising in the normal course of business. In the opinion of management, such litigation and claims will not have a material effect on the Company’s financial condition, results of operations, or cash flows.

Note 7.	Business Combinations

In January 2014, the Company completed the acquisition of certain assets of Strategic Gaming Management, LLC, a privately-held slot route operator in northern Nevada (Route Acquisition A). As consideration for the acquisition, the Company provided the seller with cash of $1,000,000 and a $1,250,000 promissory note. In addition, the Company entered into a Revenue Sharing Agreement under which the Company is obligated to pay to the seller 20 percent of the Net Gaming Revenue, as defined therein, subject to reduction if annual Net Gaming Revenue is less than $2,700,000. The Revenue Sharing Agreement extends for 42 months unless terminated sooner pursuant to terms of the Agreement. The Company has the right to terminate the Revenue Sharing Agreement at any time during the first eighteen months of the Revenue Sharing Agreement term by paying to the seller $1,750,000, less amounts paid under the Revenue Sharing Agreement prior to its termination. The seller agreed not to compete for 42 months. Payments under the Revenue Sharing Agreement, which directly offset the promissory note, were due beginning August 2014 and totaled $293,076 and $0 for the six-month periods ended June 30, 2015 and 2014, respectively.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 7.	Business Combinations (Continued)

In January 2015, the Company completed the acquisition of certain assets of The Holder Group Vending Company, LLC, a privately-held slot route operator in northern Nevada (Route Acquisition B). As consideration for the acquisition, the Company provided the seller with cash of $400,000 and a $300,000 promissory note. The seller agreed not to compete for 24 months.

Route
Acquisition B
(dollars in thousands)

Cash	$30
Prepaid expenses	35
Property and equipment	635
Note payable	(300)
Cash paid at closing	$400

Note 8.	Merger

Pursuant to the agreement and plan of merger, dated as of January 25, 2015, by and among Lakes Entertainment, Inc., (Lakes), LG Acquisition Corporation, a wholly-owned subsidiary of Lakes (the Merger Subsidiary), Sartini, and The Blake L. Sartini and Delise F. Sartini Family Trust, as sole shareholder of Sartini Gaming (the Sartini Trust), as amended, on July 31, 2015, the Merger Subsidiary merged with and into Sartini, with Sartini surviving as a wholly owned subsidiary of Lakes (the Merger). In connection with the Merger, Lakes’ name was changed to Golden Entertainment, Inc. Costs associated with the Merger have been expensed as incurred.

On April 3, 2015, Sartini entered into a warrant repurchase agreement with the holders of the 77 Golden Gaming, LLC warrants, pursuant to which each warrantholder agreed to sell its warrants immediately prior to the closing of the Merger either to Sartini for cash or to Lakes for shares of Lakes common stock, as elected by such holder, and effective upon such sale the warrants would be canceled. On July 31, 2015, Lakes purchased 5,555 of such warrants in exchange for 457,172 shares of Lakes common stock and Sartini purchased the remaining 4,444 warrants for $3,435,417. All warrants were canceled upon purchase.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements (Unaudited)

Note 8.	Merger (Continued)

On July 31, 2015, Golden Entertainment, Inc. entered into a credit agreement that provides for a $120 million senior secured term loan, which was fully drawn at closing, and a $40 million senior secured revolving credit facility, of which $25 million was drawn at closing. The term loan and revolving credit facilities mature in July 2020. Borrowings under the credit agreement bear interest, at Golden Entertainment, Inc.’s option, at either (1) the highest of the federal funds rate plus 0.50 percent, the Eurodollar rate for a one-month interest period plus 1.00 percent, or the administrative agent’s prime rate as announced from time to time, or (2) the Eurodollar rate for the applicable interest period, plus, in each case, an applicable margin based on Golden Entertainment, Inc.’s leverage ratio. Outstanding borrowings under the term loan must be repaid in four quarterly payments of $1.5 million each, commencing December 31, 2015, followed by eight quarterly payments of $2.25 million each, followed by four quarterly payments of $3.0 million each, followed by four quarterly payments of $4.5 million each, followed by a final installment of $66 million at maturity. The commitment fee for the revolving credit facility is payable quarterly at a rate of between 0.25 percent and 0.30 percent, depending on Golden Entertainment, Inc.’s leverage ratio. The credit agreement is guaranteed by all present and future direct and indirect wholly-owned subsidiaries of Golden Entertainment, Inc. including the Company (other than certain insignificant or unrestricted subsidiaries), and is secured by substantially all present and future personal and real property of Golden Entertainment, Inc. and the subsidiary guarantors (subject to receipt of certain regulatory approvals). Net proceeds from the term loan were used by Golden Entertainment, Inc. and its subsidiaries to repay and discharge all of the outstanding senior secured indebtedness of the Company.